SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Fairchild Semiconductor International, Inc. 82 Running Hill Road South Portland, ME 04106

March 26, 2003

Fellow stockholder:

On behalf of your board of directors, I am pleased to invite you to attend the 2003 annual meeting of stockholders of Fairchild Semiconductor International, Inc.

The notice of annual meeting, proxy statement and proxy card included with this letter describe the business to be conducted at the meeting. There are four important items of business this year, and I urge you to read this proxy statement carefully, together with the exhibits, and return your proxy by mail, telephone or Internet as soon as possible. In addition to the election of directors, this year’s agenda includes the approval of an amendment to our corporate charter that eliminates our non-voting Class B common stock (of which there are 0 shares outstanding), the approval of an increase in authorized shares of common stock and the approval of an amendment to increase the maximum size of our board of directors to 13 members. We believe all of these items are important to enable Fairchild Semiconductor to continue to grow.

Once again this year, we are sending you our annual report on SEC Form 10-K with this proxy statement, along with a Summary Report that highlights our business strategy and some of our achievements last year. The Form 10-K, which is filed by public companies each year with the Securities and Exchange Commission, includes our audited 2002 financial statements. This approach costs less overall than the more typical approach of sending a full-color annual report with the proxy statement, and provides you with more information about the company.

It is very important that your shares be represented and voted at the annual meeting. Even if you are planning to attend the meeting in person, please fill in, sign, date and mail the proxy card in the enclosed, postage-paid envelope as soon as possible to ensure your votes are represented. If your shares are held in a brokerage or similar account, you can vote by telephone or on the Internet (see the voting instruction card for more information). In any case, the proxy is revocable and will not affect your right to vote at the meeting if you do attend.

We look forward to seeing you at the meeting.

Yours very truly,

Kirk P. Pond
Chairman, President and
Chief Executive Officer

Notice of Annual Meeting of Stockholders
Why We Are Sending You this Proxy Statement
Your Proxy Can Be Revoked
Voting at the Annual Meeting
PROPOSALS TO BE VOTED ON AT THE MEETING
1. Election of Directors.
2. Approval of an amendment to our Restated Certificate of Incorporation to eliminate non-voting Class B Common Stock, and to rename our Class A Common Stock as simply “Common Stock.”
3. Approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock to 340 million shares from 170 million shares, and, if Proposal 2 above is not approved by stockholders, to increase the number of authorized shares of Class B Common Stock to 340 million shares from 170 million shares.
4. Approval of an amendment to our Restated Certificate of Incorporation to increase the maximum size of our board of directors to 13 members from 9 members.
5. Other Business
CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES
Report of the Audit Committee
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
Summary Compensation Table
Options Granted in Last Fiscal Year
Options Exercised During Last Fiscal Year and Option Values at End of Last Fiscal Year
Report of the Compensation Committee
Employment Agreements
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
STOCK OWNERSHIP BY 5% STOCKHOLDERS, DIRECTORS AND CERTAIN EXECUTIVE OFFICERS
STOCKHOLDER RETURN PERFORMANCE
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
INDEPENDENT PUBLIC AUDITORS
Disclosure of Auditor Fees
2004 STOCKHOLDER PROPOSALS
COSTS OF SOLICITING PROXIES

Notice of Annual Meeting of Stockholders

Fairchild Semiconductor International, Inc.

DATE	Thursday, May 8, 2003

TIME	9:30 a.m.

PLACE	Fairchild Semiconductor International, Inc. Worldwide Headquarters 82 Running Hill Road South Portland, Maine

ITEMS OF BUSINESS	1. Elect directors.

2. Approve an amendment to our Restated Certificate of Incorporation to eliminate non-voting Class B Common Stock and rename our Class A Common Stock as “Common Stock.”

3. Approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 340 million shares from 170 million shares.

4. Approve an amendment to our Restated Certificate of Incorporation to increase the maximum size of our board of directors to 13 members from 9 members.

5. Attend to such other matters of business as may properly come before the meeting.

RECORD DATE	Stockholders of our common stock as of the close of business on March 12, 2003 are entitled to receive this notice and vote.

HOW TO VOTE	You can attend the meeting in person or you can fill in, sign, date and mail the proxy card or voting instruction card included with this notice and attached proxy statement. You can vote by telephone or on the Internet if your shares are held by a bank or broker. See page 1 of the proxy statement and the proxy card for more information.

IMPORTANT	Whether you plan to attend the meeting or not, please submit your proxy as soon as possible in order to avoid additional soliciting expense to the company. The proxy is revocable and will not affect your right to vote in person in the event you find it convenient to attend the meeting.

By order of the board of directors,

Daniel E. Boxer
Executive Vice President,
General Counsel and Secretary

82 Running Hill Road
South Portland, ME 04106

March 26, 2003

PROXY STATEMENT

GENERAL INFORMATION	1
Why We Are Sending You this Proxy Statement	1
Your Proxy Can Be Revoked	1
Voting at the Annual Meeting	2
PROPOSALS TO BE VOTED ON AT THE MEETING	2
1. Election of Directors	2
2. Approval of an amendment to our Restated Certificate of Incorporation to eliminate non-voting Class B Common Stock and rename Class A Common Stock as “Common Stock”	4
3. Approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 340 million shares from 170 million shares	6
4. Approval of an amendment to our Restated Certificate of Incorporation to increase the maximum size of our board of directors to 13 members from 9 members	8
5. Other business	9
CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES	9
Report of the Audit Committee	10
DIRECTOR COMPENSATION	11
EXECUTIVE COMPENSATION	12
Summary Compensation Table	12
Options Granted in Last Fiscal Year	13
Options Exercised During Last Fiscal Year and Option Values at End of Last Fiscal Year	15
Securities Authorized for Issuance Under Equity Compensation Programs	16
Report of the Compensation Committee	16
Employment Agreements	18
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS	21
STOCK OWNERSHIP BY 5% STOCKHOLDERS, DIRECTORS AND CERTAIN EXECUTIVE OFFICERS	22
STOCKHOLDER RETURN PERFORMANCE	23
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934	24
INDEPENDENT PUBLIC AUDITORS	24
Disclosure of Auditor Fees	24
2004 STOCKHOLDER PROPOSALS	24
COSTS OF SOLICITING PROXIES	25
Exhibit A — Form of Second Restated Certificate of Incorporation	A-1
Exhibit B — Charter of the Audit Committee	B-1

Fairchild Semiconductor International, Inc. 82 Running Hill Road South Portland, ME 04106

Annual Meeting of Stockholders

May 8, 2003

PROXY STATEMENT

Why We Are Sending You this Proxy Statement

      Fairchild Semiconductor International, Inc., on behalf of its board of directors, is sending you this proxy statement and the enclosed proxy card in connection with the company’s annual meeting of stockholders scheduled for May 8, 2003, and any adjournments of the meeting. The board of directors is soliciting your proxy to vote your shares of Fairchild stock at the meeting. Because the board is soliciting your proxy, the company is required by law to provide you with the information in this proxy statement. The company’s annual report on Form 10-K, including financial statements, and the company’s 2002 Summary Report, accompany this proxy statement but are not incorporated as part of the proxy statement and are not to be regarded as part of the proxy solicitation material. The proxy card and this proxy statement are being mailed to stockholders on or about March 26, 2003.

      Most Fairchild Semiconductor stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

      Stockholders of record are those whose shares are registered directly in their names with our transfer agent, EquiServe Trust Co., N.A. These stockholders receive proxy materials directly from our transfer agent, and have the right to grant a proxy to the company or to vote in person at the meeting. If you are a stockholder of record, a proxy card is enclosed for your use.

      Beneficial owners are those whose shares are held in a brokerage account or held by another nominee. These shares are often referred to as street name shares. Beneficial owners have the right to direct their brokers or nominees how to vote, and are also invited to attend the annual meeting. If you are a beneficial owner, a voting instruction card is enclosed for you to provide instructions to the broker or nominee holding your shares. However, since you are not a stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the meeting.

      The board of directors solicits proxies to provide stockholders with an opportunity to vote on all matters scheduled to come before the meeting, whether or not stockholders attend the meeting in person. The proxy process gives you the opportunity to direct how your shares will be voted. If you return the enclosed card, or vote by telephone or on the Internet (if your shares are held by a bank or broker), your shares will be voted according to your instruction. Specify your choices by marking the appropriate boxes on the card. If you sign and return the card without specifying choices, your shares will be voted as recommended by the board of directors.

Your Proxy Can Be Revoked

      Signing and returning the proxy card will not affect your right to attend the annual meeting and vote in person. If you do attend, you may, if you wish, vote by ballot at the meeting, which would cancel any proxies previously given. In addition, you can revoke your proxy at any time before your shares are voted at the meeting by filing a new proxy with the secretary of the company, or by filing any instrument revoking your prior proxy.

Voting at the Annual Meeting

      Who May Vote. Only holders of Fairchild Semiconductor International, Inc. Class A Common Stock at the close of business on March 12, 2003 are entitled to vote. On that date there were 117,303,344 shares of Class A Common Stock outstanding. The company has no shares of stock outstanding other than shares of Class A Common Stock. Accordingly, we generally refer to our Class A Common Stock as the “common stock” or the “common shares.” The company’s authorized capital also includes a separate class of non-voting Class B Common Stock, of which there are 0 shares outstanding, and which we propose to eliminate as discussed in Proposal 2 below. Except as otherwise indicated by the context, all references to common stock and to stockholders in this proxy statement are to our Class A Common Stock and the stockholders of our Class A Common Stock.

      Quorum. The holders of a majority of the shares of common stock entitled to vote must be present in person or represented by proxy at the meeting to constitute a quorum and allow business to be conducted at the meeting. If you return your proxy card or voting instruction card or vote by telephone or the Internet on any proposal, your shares will be part of the quorum for the meeting.

      Voting Rights of Stockholders. In the election of directors, stockholders have cumulative voting rights. Under cumulative voting, each stockholder is entitled to as many votes as equals the number of shares of common stock held by that stockholder on the record date multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for a single candidate or may distribute them among two or more candidates as he or she sees fit. The enclosed proxy grants discretionary authority for the exercise of such cumulative voting rights. If you vote by proxy, your votes will be cast and cumulated so as to elect the maximum number of the nominees named on the proxy card, except that none of your votes will be cast for any nominee for whom you instruct that the vote be withheld. If you hold shares beneficially in street name and wish to cumulate your votes, you should contact your broker or nominee. In all matters other than the election of directors, stockholders are entitled to one vote for each share of common stock held.

      Votes Required to Approve Proposals. In the election of directors (Proposal 1), the eight candidates who receive the most votes will be elected to the available positions on the board. If you vote and are part of the quorum, your shares will be voted for the election of all eight of the director nominees unless you give instructions to “withhold” votes, although withholding votes and broker non-votes (discussed below) will not influence voting results. Abstentions may not be specified in the election of directors.

      The proposals to amend our Restated Certificate of Incorporation (Proposals 2, 3 and 4) will be approved if a majority of outstanding shares are voted in favor. Abstentions and broker non-votes will have the effect of a vote against.

      Broker Non-Votes. Broker non-votes occur when nominees, such as brokerage firms and banks holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners sufficiently in advance of the meeting. When this happens, brokers may vote those shares, in their discretion, only on proposals deemed routine under New York Stock Exchange rules. On a non-routine proposal, brokers cannot vote without instructions, and the affected shares are then referred to as “broker non-votes.” For this meeting, brokers that do not receive instructions from their customers may vote in their discretion on Proposals 1, 2 and 3. On Proposal 4, if you do not give your broker or nominee specific voting instructions, your shares may not be voted on that proposal and will constitute broker non-votes.

      Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting, who will also determine whether or not a quorum is present.

PROPOSALS TO BE VOTED ON AT THE MEETING

1.	Election of Directors.

      Kirk P. Pond, Joseph R. Martin, Charles P. Carinalli, Richard M. Cashin, Jr., Charles M. Clough, Paul C. Schorr IV, Ronald W. Shelly and William N. Stout, each of whom is currently serving as a director and whose term is scheduled to expire at the 2003 annual meeting, have been nominated for re-election for one-year terms or until their successors have been qualified and elected. Unless otherwise specified by the stockholders, it is intended that the shares represented by proxies will be voted for the eight nominees for director listed above. Each nominee has consented to his nomination and, so far as the board of directors and management are aware, will serve as a director if elected. However, if any nominee becomes unavailable prior to the election, the shares represented by proxies may be voted for the election of other persons as the board of directors may recommend. Proxies cannot be voted for more than eight persons. The persons named on the proxy card will have discretionary authority to vote proxies cumulatively in the election of directors.

      Information follows about the directors nominated for election.

Kirk P. Pond, age 58, Chairman of the Board of Directors, President and Chief Executive Officer.

      Mr. Pond became a director in March 1997 and has been President of Fairchild Semiconductor since June 1996. He has 30 years of experience in the semiconductor industry. Since 1987, Mr. Pond had held several executive positions with National Semiconductor, most recently Executive Vice President and Chief Operating Officer. Prior executive management positions were with Fairchild Semiconductor Corporation, Texas Instruments and Timex Corporation.

Joseph R. Martin, age 55, Vice Chairman of the Board of Directors, Executive Vice President and Chief Financial Officer.

      Mr. Martin became a director in March 1997 and has been Executive Vice President and Chief Financial Officer of Fairchild Semiconductor since June 1996. He was appointed vice chairman of the board in February 2003. He has 24 years of experience in the semiconductor industry. Mr. Martin had held several senior financial positions with National Semiconductor since 1989, most recently as Vice President of Finance, Worldwide Operations. Prior to joining National Semiconductor, Mr. Martin was Senior Vice President and Chief Financial Officer of VTC Incorporated. He is a director of Brooks Automation, Inc. and Synqor, Inc.

Charles P. Carinalli, age 54, former Chief Executive Officer, Adaptive Silicon Inc. and Wavespan Corporation.

      Mr. Carinalli became a director in February 2002. He has over 30 years of experience in the semiconductor industry. Until 2002 he was Chairman and Chief Executive Officer of Adaptive Silicon Inc. From 1996 to 1999 he was President and CEO of Wavespan Corporation. He previously worked in several management and executive positions with National Semiconductor Corporation from 1970 to 1996, including as Senior Vice President and Chief Technical Officer from 1992 to 1996. Mr. Carinalli is a director of Extreme Networks, TeraBlaze and Z-Force Communications.

Richard M. Cashin, Jr., age 49, Chairman, One Equity Partners.

      Mr. Cashin became a director in March 1997. Since April 2001, Mr. Cashin has been the Chairman of One Equity Partners, the private equity group of Bank One. From April 2000, he was a principal of Cashin Capital Partners, a private equity investment firm. From 1980 to 2000, Mr. Cashin was employed by Citicorp Venture Capital Ltd., where he was President from 1994 to 2000. Mr. Cashin is a director of Delco Remy International and Titan Wheel International.

Charles M. Clough, age 74, former Chairman and Chief Executive Officer, Wyle International.

      Mr. Clough became a director in January 2001. Until his retirement in 1995, he was employed by Wyle Electronics where he served as Chief Executive Officer and Chairman of the Board. Prior to joining Wyle Electronics, Mr. Clough served 27 years with Texas Instruments, most recently as Vice President. He is a director of Altera Corporation.

Paul C. Schorr IV, age 35, Managing Director, Citigroup Venture Capital Equity Partners.

      Mr. Schorr became a director in March 1997. He has been employed by Citigroup Venture Capital Equity Partners since 1996, where he was a Vice President until being named a Managing Director in January 2000. Prior to joining Citigroup Venture Capital, Mr. Schorr was employed by McKinsey & Company, Inc. from 1993 to 1996 as an associate and then as an engagement manager. He is a director of KEMET Corporation, AMI Semiconductor and ChipPAC, Inc.

Ronald W. Shelly, age 59, former President, Solectron Texas.

      Mr. Shelly became a director in June 1998. Until 1999, he was employed by Solectron Texas, an electronic manufacturing services company, where he served as its President from April 1996 until his retirement. Mr. Shelly has more than 30 years experience in the semiconductor industry. Prior to joining Solectron, he was employed by Texas Instruments for 30 years, most recently as Executive Vice President of Custom Manufacturing Services. He is a director of Symtx.

William N. Stout, age 64, former Chairman and Chief Executive Officer, Sterling Holding Company.

      Mr. Stout became a director in March 1997. He was Chairman and Chief Executive Officer of Sterling Holding Company, an affiliate of Citigroup Venture Capital Equity Partners, and Sterling’s subsidiaries from 1988 until his retirement in 2002. He is currently a director of Sterling Holding Company, which is engaged, through subsidiaries including Trompeter Electronics Inc. and Semflex, Inc. in the manufacture and sale of coaxial connectors, coaxial cable and coaxial cable assemblies. From 1985 to 1988, Mr. Stout was a private investor and consultant. From 1979 to 1985, Mr. Stout was President and Chief Executive Officer of Lundy Electronics & Systems, which manufactured electronic products and systems. He is a director of Sterling Holding Company.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RE-ELECTION TO THE BOARD OF MESSRS. POND, MARTIN, CARINALLI, CASHIN, CLOUGH, SCHORR, SHELLY AND STOUT.

2.	Approval of an amendment to our Restated Certificate of Incorporation to eliminate non-voting Class B Common Stock, and to rename our Class A Common Stock as simply “Common Stock.”

      We are seeking stockholder approval to amend our Restated Certificate of Incorporation to eliminate non-voting Class B Common Stock and to rename our Class A Common Stock as simply “Common Stock.” Class B shares have been included in our certificate of incorporation since our founding as a privately held company in 1997. At that time the company was required to maintain a class of non-voting common stock because, among other reasons, our principal stockholders preferred to hold non-voting common shares for regulatory purposes. Although we are now a public company, and all of the Class B shares have since been converted by their holders into Class A shares (the two classes are convertible into each other on a share-for-share basis at the option of the holder), and although we and investors generally refer to our Class A stock as our “common stock,” our current certificate of incorporation continues to authorize two classes of common stock, consisting of 170 million voting Class A shares and 170 million non-voting Class B shares.

      There are no Class B shares outstanding and there is no public market for the Class B shares. Under our existing Restated Certificate of Incorporation, Class A and Class B shares are identical in all respects, except Class B shares have no voting rights. As noted above, each share of each class is convertible into a share of the other class at the option of the holder. We would not expect to ever issue Class B shares again, and do not believe the conversion right of the publicly traded, voting Class A shares into non-voting Class B shares for which there is no public market is of any significant value to current holders of Class A Common Stock.

      We believe the continuing presence of non-voting Class B common shares in our corporate charter and among our authorized capital stock is unnecessary, burdensome, confusing to investors and the capital markets, and undesirable from a corporate governance perspective. Accordingly, we propose to eliminate the class from our Restated Certificate of Incorporation. In addition, we propose to change the name of our Class A Common Stock to be simply “Common Stock.”

      If stockholders approve this proposal, the company would no longer be permitted to issue shares of Class B Common Stock. Shares of Class A Common Stock would be known as shares of Common Stock, and they would not be convertible into any other class of stock of the company. The proposed amendment does not affect in any respect the rights, powers or privileges of holders of outstanding Class A Common Stock, except to remove their right to convert those shares into non-voting Class B shares. If this proposal is approved, all of the conversion features of our restated certificate would be removed as part of the elimination of Class B Common Stock.

      Relationship of this Proposal to Other Proposed Amendments to Our Restated Certificate of Incorporation. At the annual meeting, we are also seeking stockholder approval to amend our Restated Certificate of Incorporation

•	to increase the number of shares of common stock authorized for issuance (Proposal 3, and also see the following paragraph below), and

•	to increase the maximum size of our board of directors to 13 persons from 9 persons (see Proposal 4 below).

      Proposal 3, presented below, seeks to increase the number of shares of capital stock that the company is authorized to issue. If this Proposal 2 to eliminate Class B shares is approved by stockholders, then only the number of authorized shares of Class A Common Stock (which would then be known as Common Stock) would be subject to increase under Proposal 3, from 170 million to 340 million shares. If this Proposal 2 to eliminate Class B shares is not approved by stockholders, then the number of authorized shares of both classes of common stock would be subject to increase under Proposal 3, so that the number of authorized Class A shares would increase from 170 million to 340 million, and the number of authorized Class B shares would also increase from 170 million to 340 million. In either case, the total number of shares of authorized common stock would double. Such a result would be necessary if stockholders do not approve the elimination of Class B shares, because the conversion provisions of our Restated Certificate of Incorporation require us to maintain a sufficient number of authorized and unissued shares of each class to permit the conversion of all outstanding shares of the other class. In effect this requires the company to always maintain a total number of authorized and unissued shares of common stock that is at least twice the number of shares outstanding, in addition to a reasonably adequate number of authorized and unissued shares for usual purposes. We believe this idiosyncrasy in our current Restated Certificate of Incorporation is an additional cause of confusion for investors, and another reason we desire to eliminate Class B stock.

      Exhibit A to this proxy statement sets forth a proposed Second Restated Certificate of Incorporation of the company that assumes all of the proposed amendments to our restated certificate are approved by stockholders. Exhibit A includes alternative provisions that show how our restated certificate would be changed if stockholders approve some but not all of the proposed amendments. You should review Exhibit A to understand the effect of each of the proposed amendments on the restated certificate and on each other. Shortly after the annual meeting, we will file all approved amendments with the Secretary of State of Delaware and, for clarification purposes, may file a Second Restated Certificate of Incorporation with the Secretary of State of Delaware to integrate all approved amendments in a single document, all in accordance with the General Corporation Law of Delaware.

      The board of directors has adopted a resolution (1) setting forth the proposed amendment that would eliminate the Class B Common Stock as described in Exhibit A, (2) declaring the advisability of such resolution and (3) directing that the proposed amendment be submitted to the stockholders for their approval at the annual meeting. If adopted by the stockholders, the amendment will become effective upon filing with the Secretary of State of Delaware as discussed above.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL 2.

3.	Approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock to 340 million shares from 170 million shares, and, if Proposal 2 above is not approved by stockholders, to increase the number of authorized shares of Class B Common Stock to 340 million shares from 170 million shares.

      Our Restated Certificate of Incorporation currently authorizes the company to issue 170,000,000 shares of voting Class A Common Stock and 170,000,000 shares of non-voting Class B Common Stock. On March 12, 2003, 117,303,344 shares of Class A Common Stock were outstanding; 25,660,226 shares of Class A Common Stock were reserved for issuance upon the exercise of stock options that were either outstanding or available to be granted under all company option plans; 6,666,666 shares of Class A Common Stock were reserved for issuance upon the conversion of convertible bonds; and 0 shares of Class B Common Stock were outstanding. Under our existing Restated Certificate of Incorporation, the company is required to maintain a reserve of authorized but unissued Class B shares sufficient to permit the conversion of all outstanding Class A shares (each class is convertible into the other on a share-for-share basis at the option of the holder). We are proposing to eliminate the class of non-voting Class B Common Stock as discussed in Proposal 2 above.

      The board of directors believes that it is desirable for the stockholders to consider and act upon a proposal to amend the company’s Restated Certificate of Incorporation to increase the number of shares authorized. The proposed amendment provides that our authorized capital would consist of 340,000,000 shares of Class A Common Stock, which would be renamed simply as “Common Stock” if the proposed amendment to eliminate Class B shares (Proposal 2, above) is approved. If Proposal 2 is not approved, then the name of the Class A Common Stock will not be changed. In addition, if the elimination of Class B shares (Proposal 2) is not approved by stockholders, then, under this Proposal 3, the number of authorized shares of Class B Common Stock would also be increased to 340,000,000 shares from 170,000,000 shares. This would be necessary because the conversion provisions of our Restated Certificate of Incorporation require us to maintain a sufficient number of authorized and unissued shares of each class to permit the conversion of all outstanding shares of the other class. As a result, whether or not the elimination of Class B shares (Proposal 2) is approved,

•	this proposed amendment would double the total number of authorized shares of common stock, and

•	because of the requirement to reserve shares of each class for conversions of the other class, the company could not issue more than 340,000,000 shares of common stock.

      Our current Restated Certificate of Incorporation also authorizes the issuance of 100,000 shares of preferred stock in limited circumstances relating to the adoption of stockholder rights plans. No shares of preferred stock are presently issued or outstanding, the company has no present plans to issue any shares of preferred stock, and the proposed amendment in no way affects provisions of our Restated Certificate of Incorporation relating to preferred stock.

      Taking into account the number of shares outstanding, the number of shares reserved for issuance upon the exercise of outstanding or available stock options, and the number of shares reserved for issuance upon conversion as discussed above, we believe it would be advisable for the company to have additional shares authorized for issuance. Additional shares could be issued at the discretion of the board of directors without any further action by the stockholders, except as required by applicable law or regulation, in connection with stock splits, acquisitions, efforts to raise additional capital for the company and for other corporate purposes. In addition, if permitted by applicable law or regulation and New York Stock Exchange stockholder approval rules, additional shares could be issued in connection with stock option exercises or the settlement of other equity-based awards to employees, non-employee directors or other authorized participants. Except for commitments underlying reserved shares, as described above, the company currently has no plans or commitments that would involve the issuance of additional shares of common stock.

      This proposal is not the result of management’s knowledge of any specific effort to accumulate the company’s securities or to obtain control of the company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. The company is not submitting this proposal to enable it to frustrate any efforts by another party to acquire a controlling interest. The submission of this proposal is not a part of any plan by the company’s management to render the takeover of the company more difficult.

      Authorizing the company to issue more shares than currently authorized by the Restated Certificate of Incorporation will not materially affect any substantive rights, powers or privileges of holders of outstanding common stock. Other than increasing the number of authorized shares of Class A Common Stock to 340,000,000 from 170,000,000, and, if the elimination of Class B Common Stock (Proposal 2) is not approved, increasing the number of authorized shares of Class B Common Stock to 340,000,000 from 170,000,000, this proposed amendment in no way changes our Restated Certificate of Incorporation.

      Pursuant to this proposal, if Proposal 2 is approved by stockholders, the first paragraph of the section of our Restated Certificate of Incorporation describing authorized capital would be amended to read, in its entirety, as follows:

Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is 340,100,000 shares, divided into two classes consisting of 100,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”); and 340,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”). Shares of stock of the Corporation designated as “Class A Common Stock, par value $.01 per share” and outstanding before the time of effectiveness of this paragraph shall be deemed shares of “Common Stock” as of and following such time for all purposes, and holders thereof shall be entitled to all of the rights and privileges to which holders of Common Stock are entitled. Any security of the Corporation that was outstanding before the time of effectiveness of this paragraph and that was convertible into or exercisable for shares designated as “Class A Common Stock” shall be convertible or exercisable for shares of Common Stock to the same extent as it was exercisable or convertible for shares of such Class A Common Stock.

      Pursuant to this proposal, if Proposal 2 is not approved by stockholders, the first paragraph of the section of our Restated Certificate of Incorporation describing authorized capital would be amended to read, in its entirety, as follows:

Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is 680,100,000 shares, divided into three classes consisting of 100,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”); 340,000,000 shares of Class A Common Stock, par value $.01 per share (“Class A Common Stock”); and 340,000,000 shares of Class B Common Stock, par value $.01 per share (“Class B Common Stock”). Class A Common Stock and Class B Common Stock are hereinafter sometimes individually or collectively referred to as “Common Stock.”

      You should review the attached Exhibit A, together with the explanation under “Relationship of this Proposal to Other Proposed Amendments to Our Restated Certificate of Incorporation” in Proposal 2, above, to understand the relationship of this proposed amendment to the other proposed amendments discussed in this proxy statement.

      The board of directors has adopted a resolution (1) setting forth the above proposed alternative amendments, (2) declaring the advisability of such resolution and (3) directing that the proposed alternative amendments be submitted to the stockholders for their approval at the annual meeting. If adopted by the stockholders, the amendment will become effective upon filing with the Secretary of State of Delaware as discussed under “Relationship of this Proposal to Other Proposed Amendments to Our Restated Certificate of Incorporation” in Proposal 2 above.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL 3.

4.	Approval of an amendment to our Restated Certificate of Incorporation to increase the maximum size of our board of directors to 13 members from 9 members.

      Our current Restated Certificate of Incorporation contains a provision that requires our board of directors to have a minimum of seven members and a maximum of nine members. We propose to amend this provision to increase the maximum to 13 members. We do not propose to change the minimum size provision. Accordingly, if this proposed amendment is approved, our board of directors would be required to have no fewer than seven and no more than 13 members. The precise size of the board, within those limits, would continue to be determined by the board of directors.

      The current board of directors has nine positions, with eight members and one vacancy. The nominating and governance committee is currently identifying and evaluating appropriate candidates for the vacancy. The board believes it would be advisable to have the ability to expand the size of the board to no more than 13 members in light of the increasing need for independent directors and the increasing workloads faced by independent board committees. Under proposed New York Stock Exchange rules, a majority of the board will need to be comprised of directors who are determined to be independent of the company and its management, as provided in the proposed rules. In addition, each of the three standing committees of the board — including the nominating and governance committee, the audit committee and the compensation committee — will need to be comprised solely of at least three independent directors. Although the board believes it currently has a majority of independent members under New York Stock Exchange rules, it also believes that the future effectiveness of the board and its independent members and committees, and the board’s ability to recruit new independent members to serve on the board, require that the board have the ability to expand the size of the board as necessary, subject to a limit of 13 members.

      As the company adapts to continuing changes in board practices and corporate governance, the demands placed on non-management members of the board, and on committees of the board, are increasing. Board members in general, and independent committee members in particular, are being asked, appropriately, to devote more time and effort to their board duties. The board strongly believes in the value of having effective committees comprised solely of independent directors. The board also considers that the effectiveness of its committees will be enhanced if independent directors are encouraged to focus on those committee assignments that they are most interested in and qualified for. At the board’s current size and as it is currently constituted, service on more than one committee is required for three of the current six non-management members. In addition, as part of the company’s management succession plan, the board may wish to include a limited number of additional management directors, who would not be qualified to serve on committees. Unless the size of the board is expanded, this would place further demands on the workload of non-management members.

      Taking all of these factors into account, the board believes it should have the flexibility to increase its size beyond the current nine-member limit. The board believes that the a size of between seven and 13 members would adequately serve the needs of the company for the foreseeable future, although in the near term it is not likely to add more than one or two additional positions.

      Pursuant to the proposal, Section 7 of our Restated Certificate of Incorporation would be amended to read, in its entirety, as follows:

7. Board of Directors. The board of directors of the Corporation shall be comprised of not fewer than seven and not more than 13 members, provided that if the death, incapacity or resignation of a director results in the board of directors being comprised of fewer than seven members, actions of the board of directors which are otherwise valid and taken between the time of such death, incapacity or resignation and the next meeting of stockholders at which a director is elected to fill such vacancy shall nevertheless be valid. Directors of the Corporation shall not be divided into classes. The term of each director shall expire at each annual meeting of stockholders. Elections of directors need not be by written ballot unless and except to the extent the bylaws of the Corporation shall so provide.

      The board of directors has adopted a resolution (1) setting forth the above proposed amendment, (2) declaring the advisability of such amendment and (3) directing that the proposed amendment be submitted to the stockholders for their approval at the annual meeting. If adopted by the stockholders, the amendment will become effective upon filing with the Secretary of State of Delaware in accordance with the Delaware General Corporation Law.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL 4.

5.	Other Business

      The board of directors is not aware of any other business to be presented at the 2003 annual meeting of stockholders. If any other matter should properly come before the annual meeting, however, the enclosed proxy confers discretionary authority with respect to such matter.

CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES

      Although the board of directors believes the company has observed good corporate governance practices in the past, during the past year, and particularly following enactment of the Sarbanes-Oxley Act of 2002, Fairchild Semiconductor, like most public companies, has addressed the changing environment by reviewing policies and procedures and, where appropriate, adopting new practices. Responding to actual or proposed new SEC regulations and New York Stock Exchange rules, we have revised and formalized our principles of corporate governance, reviewed and revised the charters of our standing committees of the board, reviewed our corporate code of ethics, and modified our procedures for reporting stock trades and other transactions by directors and executive officers. In general, based on these reviews, we have found that our existing governance structure, policies and procedures already complied with proposed or actual new rules and accepted practices. For example, even before passage of the Sarbanes-Oxley Act and changes to related regulatory and stock exchange requirements,

•	we believe that our board of directors included a majority of independent members, as required by proposed rules of the New York Stock Exchange;

•	our board had three standing committees required by proposed New York Stock Exchange rules, each comprised solely of non-management members;

•	our audit committee had the right, under its charter, to retain independent legal, accounting or other advice;

•	we believe that the company’s ethics policy complied with new standards recently promulgated by the SEC;

•	in our announcements of quarterly financial results, we reconciled pro forma financial measures to measures that are in accordance with generally accepted accounting principles, and we filed those announcements with the SEC, as we will be required to do after March 28, 2003.

      In addition, our Restated Certificate of Incorporation includes several provisions generally perceived by stockholders as favorable to good corporate governance. For example, our entire board of directors is required to be elected annually, stockholders have cumulative voting rights in the election of directors and stockholders have the right to act by written consent.

      Nevertheless, the board is committed to improving the company’s governance consistent with the best corporate practices. Two of the proposals before the 2003 annual meeting of stockholders — the elimination of the class of non-voting Class B common shares, and an increase in the maximum size of the board of directors — are part of these efforts. The board has also implemented regular meetings of its non-management members, and has begun a comprehensive review of the independence of all non-management directors, as contemplated by proposed rules of the New York Stock Exchange.

      Code of Ethics. We believe that our code of ethics, which was adopted in 2000, satisfies the standards recently promulgated by the Securities and Exchange Commission. The code of ethics applies to all employees, including our chief executive officer, our chief financial officer and our principal accounting officer.

Our code of ethics will be filed as an exhibit to our annual report on Form 10-K for the year ended December 29, 2002.

      Meetings. The board of directors held six meetings during 2002. All of the directors except Mr. Cashin attended 75% or more of the meetings of the board of directors and the committees of the board on which they served during 2002.

      The board of directors currently has three standing committees — the compensation committee, the audit committee and the nominating and governance committee.

      Audit Committee. The audit committee meets with management, the company’s independent auditors and its internal auditors to consider the adequacy of the company’s internal controls and other financial reporting and disclosure matters. As required by the Sarbanes-Oxley Act of 2002 and implementing rules of the Securities and Exchange Commission, the audit committee is directly responsible for the engagement of the company’s independent auditors, and the independent auditors report directly to the audit committee. The committee discusses with the independent auditors their audit procedures, including the proposed scope of their audit, the audit results and the accompanying management letters and, in connection with determining their independence, reviews the services performed by the independent auditors. The audit committee held eight meetings during 2002. The current chairman of the audit committee is Mr. Cashin and its other current members are Mr. Carinalli and Mr. Stout. We believe that all members of the audit committee are independent and financially literate as required by current New York Stock Exchange rules.

      SEC regulations require that the charter of the audit committee be included in the proxy statement at least once every three years. We first included our audit committee’s charter in our 2001 proxy statement. In response to the requirements of the Sarbanes-Oxley Act and proposed New York Stock Exchange rule changes, the board of directors recently revised the audit committee charter, which is included in this proxy statement as Exhibit B.

      Compensation Committee. The compensation committee reviews and recommends actions to the board of directors on such matters as salary and other compensation of officers and the administration of certain benefit plans. The compensation committee also has the authority to administer, grant and award stock and stock options under the company’s stock option and employee stock purchase plans. The compensation committee held eight meetings in 2002. The current chairman of the compensation committee is Mr. Schorr and its other current members are Mr. Clough, Mr. Shelly and Mr. Stout.

      Nominating and Governance Committee. The nominating and governance committee is generally responsible for making recommendations to the board regarding nominees for election to the board, succession planning, compensation of the board and the organization and responsibilities of board committees, and for reviewing the general responsibilities and functions of the board. Any stockholder who wishes to recommend a prospective board nominee for the committee to consider can write to the Corporate Secretary, Fairchild Semiconductor International, Inc., 82 Running Hill Road, South Portland, Maine 04106. The nominating and governance committee held nine meetings during 2002. The current chairman of the nominating and governance committee is Mr. Clough and its other current members are Mr. Carinalli and Mr. Shelly.

Report of the Audit Committee

      In accordance with the audit committee charter, the audit committee reviews the company’s financial reporting process on behalf of the board. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements contained in the company’s 2002 annual report on SEC Form 10-K with the company’s management and independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the audit committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

      The audit committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the committee has discussed with the independent auditors the auditors’ independence from the company and its management, including the matters in the written disclosures and letter which were received by the committee from the independent auditors as required by Independence Standard Board No. 1, Independence Discussions with Audit Committees, as amended. The audit committee also considered whether the independent auditors’ provision of non-audit services to the company is compatible with the auditors’ independence. Following the reviews and discussions referred to above, the committee recommends to the board that the audited financial statements be included in the company’s annual report on SEC Form 10-K for the year ended December 29, 2002.

AUDIT COMMITTEE

RICHARD M. CASHIN, JR., Chairman
CHARLES P. CARINALLI
WILLIAM N. STOUT

DIRECTOR COMPENSATION

      In 2002 non-employee directors received $20,000 per year for service on the board of directors, plus $1,500 for meetings of the board attended in person and $500 for meetings attended by teleconference. Based upon a recommendation of independent consultants, the annual retainer for non-employee board members in 2003 will be increased to $35,000. In addition to the foregoing, committee chairs are paid an additional retainer of $3,000 per year. As part of the company’s efforts to encourage stock ownership by directors, non-employee board members may defer 100% of their annual retainer and receive deferred stock units at a 25% discount. The discount is subject to vesting over the one-year period following the grant. Under the company’s director option program, non-employee directors receive a grant of options to purchase 20,000 shares of common stock upon their first election to the board, which options are fully vested upon grant, and annual grants of options to purchase 15,000 shares of common stock, which options vest one year following grant. All such options have exercise prices equal to the fair market value of the underlying shares on the grant date. Mr. Pond and Mr. Martin, who are employees of the company, do not receive any fees or additional compensation or stock options for service as members of the board. All directors are reimbursed for expenses incurred in attending board meetings.

EXECUTIVE COMPENSATION

      The following table shows the compensation received during the last three fiscal years by our chief executive officer and the four other most highly compensated executive officers of the company.

Summary Compensation Table

					Long Term Compensation

		Annual Compensation			Restricted	Number of
	Fiscal			Other Annual	stock awards	stock options	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	($ value at grant)	(in shares)(3)	Compensation(4)

Kirk P. Pond	2002	$599,711	$230,814	$78,958	$0	1,087,411	$34,963
Chairman of the Board	2001	634,615	0	108,507	0	440,000	42,957
of Directors, President	2000	648,462	1,188,000	547	0	1,058,202	55,074
and Chief Executive Officer

Joseph R. Martin	2002	363,462	108,801	61,252	0	852,407	16,559
Vice Chairman of the	2001	384,616	0	45,548	0	264,000	36,791
Board of Directors,	2000	392,308	560,000	2,758	0	634,921	43,025
Executive Vice President
and Chief Financial Officer

Daniel E. Boxer	2002	336,202	86,999	58,618	0	427,604	665
Executive Vice President	2001	355,769	0	61,318	0	132,000	15,701
and Chief Administrative	2000	362,308	444,000	7,476	0	317,461	17,848
Officer, General Counsel
and Secretary

Hans Wildenberg	2002	308,942	79,269	13,008	0	102,800	150,312	(5)
Executive Vice President,	2001	105,923	0	8,035	427,000 (6)	66,000	527,357	(7)
Worldwide Sales &
Marketing
(joined company in 2001)

John M. Watkins, Jr.	2002	262,374	44,880	14	0	78,550	387,852	(8)
Senior Vice President	2001	277,644	0	1,039	0	35,000	10,024
and Chief Information	2000	248,558	200,508	0	1,040,610	75,000	12,530
Officer
(joined company in 2000)

(1)	Reflects annual bonus earned based on the company’s financial performance in the corresponding year and paid in that year, the following year, or both.

(2)	Amounts shown for 2002 for Mr. Pond, Mr. Martin, Mr. Boxer and Mr. Wildenberg include the value of perquisites and related taxes, including $62,316, $54,204, $42,277 and $10,604, respectively, for automobile expenses and related taxes. Amounts shown for 2001 for Mr. Pond, Mr. Martin, Mr. Boxer and Mr. Wildenberg include the value of perquisites and related taxes, including $79,125, $40,879, $44,464 and $8,035, respectively, for automobile expenses and related taxes. Also includes the value of any foreign taxes paid.

(3)	For Mr. Pond, Mr. Martin, Mr. Boxer and Mr. Watkins, options granted in 2002 include replacement options granted in exchange for the cancellation of all options reported for those executives in 2000. Executives received replacement grants in 2002 of options to purchase 55% of the number of shares underlying the cancelled 2000 options. See “Options Granted in Last Fiscal Year” and “Option Cancellation and Replacement Program” below. For Mr. Martin and Mr. Boxer, options granted in 2002 also include 200,000 options and 100,000 options, respectively, granted in lieu of options under the company’s main employee grant in 2003, in accordance with those executives’ amended employment agreements. See “Options Granted in Last Fiscal Year” and “Employment Agreements” below.

(4)	Except as separately noted below for Mr. Wildenberg and Mr. Watkins in 2002, all amounts shown reflect the value of life insurance premiums and, for 2001 and 2000 only, disability insurance premiums and the value of contributions and allocations to defined contribution retirement plans.

(5)	Includes $58,782 for relocation expenses, a signing bonus payment of $90,919 and $611 for life insurance premiums.

(6)	Does not include $179,878 in related taxes paid by the company, and included in “All Other Compensation.”

(7)	Includes $112,832 for relocation expenses and related taxes, a signing bonus and payments for related taxes totaling $234,647, and $179,878 for taxes paid by the company relating to the grant of restricted shares.

(8)	Includes $354,612 in additional bonus payments and $32,721 in cancellation-of-debt income, each in accordance with agreements pursuant to which Mr. Watkins joined the company in 2000, and $519 for life insurance premiums.

Options Granted in Last Fiscal Year

      The following table provides information about stock options granted during 2002 to the executive officers named in the Summary Compensation Table.

						Potential Realizable Value
			Percentage of			at Assumed Annual Rates
	Number of		All Options			of Stock Price Appreciation
	Shares		Granted to All			for Option Term(1)
	Underlying		Employees in	Exercise	Expiration
	Options		2002	Price	Date	5%	10%

Kirk P. Pond	500,000	(2)	5.8%	$23.80	2-22-12	$7,483,846	$18,965,535
	5,400	(3)	0.1%	$23.80	2-22-12	80,826	204,828
	582,011	(4)	6.7%	$23.80	2-22-12	8,711,361	22,076,300
Joseph R. Martin	300,000	(2)	3.5%	$23.80	2-22-12	4,490,308	11,379,321
	3,200	(3)	*	$23.80	2-22-12	47,897	121,379
	349,207	(4)	4.0%	$23.80	2-22-12	5,226,823	13,245,795
	200,000	(5)	2.3%	$13.97	11-20-12	1,757,132	4,452,916
Daniel E. Boxer	150,000	(2)	1.7%	$23.80	2-22-12	2,245,154	5,689,661
	3,000	(3)	*	$23.80	2-22-12	44,903	113,793
	174,604	(4)	2.0%	$23.80	2-22-12	2,613,419	6,622,917
	100,000	(5)	1.2%	$13.97	11-20-12	878,566	2,226,458
Hans Wildenberg	100,000	(2)	1.2%	$23.00	2-07-12	1,446,458	3,665,608
	2,800	(3)	*	$23.00	2-07-12	40,501	102,637
John M. Watkins, Jr.	35,000	(2)	0.4%	$23.80	2-22-12	523,869	1,327,587
	2,300	(3)	*	$23.80	2-22-12	34,426	87,241
	41,250	(4)	0.5%	$23.80	2-22-12	617,417	1,564,657

*	Less than 0.1%

(1)	Reflects net pre-tax gains which would be recognized at the end of the option’s 10-year term if the executive exercised all of the reported options on the last day of the term and our stock price had grown at the 5% and 10% assumed annual growth rates set by the Securities and Exchange Commission. Amounts shown are not intended to forecast future appreciation in the price of our common stock.

(2)	Options vest in 25% increments on each of the first four anniversaries of the grant date if the executive remains employed on those dates, or, in the case of Mr. Pond, Mr. Martin or Mr. Boxer, earlier upon certain events as provided in the executive’s employment agreement. See “Employment Agreements” below.

(3)	Options vest in 50% increments on the first two anniversaries of the grant date if the executive remains employed by the company on those dates, or, in the case of Mr. Pond, Mr. Martin or Mr. Boxer, earlier upon certain events as provided in the executive’s employment agreement, See “Employment Agreements” below.

(4)	Reflects replacement options granted in exchange for the executive’s earlier agreement to cancel all options granted in 2000. The replacement options vest in full on May 16, 2005 if the executive remains employed by the company on that date, or earlier upon certain events. See “Option Cancellation and Replacement Program” below.

(5)	Reflects option grants to Mr. Martin and Mr. Boxer in lieu of their eligibility for option grants under the company’s main employee grant in 2003, in accordance with their amended employment agreements. Options vest in 25% increments on each of the first four anniversaries of the grant date, or earlier upon their retirement and certain other events, as provided in their employment agreements. See “Employment Agreements” below.

      Report on Option Cancellation and Replacement Program. On August 13, 2001, the company and each of the executive officers who received grants under the 2000 Executive Stock Option Plan and who would remain an executive officer at the end of 2001, including Mr. Pond, Mr. Martin, Mr. Boxer and Mr. Watkins, agreed to cancel all of their options under that plan in exchange for grants, to be made at a later date, of replacement options to purchase 55% of the number shares underlying the cancelled options. The program was voluntary, but an executive officer’s agreement to participate and cancel options could not be revoked by the officer after the cancellation date. In order to save compensation expense to the company, the executive officers and the company agreed that the replacement grants could not be made for at least six months and one day after the cancellation date. The agreements provided that the replacement options would have an exercise price equal to the fair market value of the company’s common stock on the replacement grant date, which exercise price could be lower or higher than the exercise price of the cancelled options. In addition, the agreements provided that if the executive officer’s employment with the company were to be terminated for any reason prior to the replacement grant date, the executive would not receive replacement options and the cancelled options would not be reinstated. The program did not result in compensation expense to the company. The cancelled options, which were originally granted on May 16, 2000, all had exercise prices of $42.75 per share and were to have vested in full on May 16, 2005, or earlier, in installments, if the trading price of our common stock had achieved certain pre-established targets. In total, options to purchase 2,720,509 shares were cancelled by our executive officers, including 1,058,202 by Mr. Pond, 634,921 by Mr. Martin, 317,461 by Mr. Boxer and 75,000 by Mr. Watkins. On February 22, 2002, the company granted the replacement options, which are reflected in the table above (each of the replacement grants has a reference to footnote 4). All replacement options will vest in full on May 16, 2005 or earlier if the trading price of our common stock reaches certain pre-established targets. The replacement grants to Mr. Pond, Mr. Martin and Mr. Boxer would vest in full upon their retirement, in accordance with their employment agreements. See “Employment Agreements” below.

      The following table provides information about the cancellation and replacement program for all current executive officers who participated.

			Market Price			Length of
		Number of Shares	of Stock at	Exercise	Exercise	Original Option
		Underlying	Time of	Price of	Price of	Term Remaining
Name and Position		Replacement	Replacement	Cancelled	Replacement	at Date of
of Executive Officer	Date	Option Grants(1)	Grants	Options	Options	Replacement Grant

Kirk P. Pond	2-22-02	582,011	$23.80	$42.75	$23.80	8 years, 3 months
Chairman, President and Chief Executive Officer
Joseph R. Martin	2-22-02	349,207	$23.80	$42.75	$23.80	8 years, 3 months
Vice Chairman of the Board of Directors, Executive Vice President and Chief Financial Officer
Daniel E. Boxer	2-22-02	174,604	$23.80	$42.75	$23.80	8 years, 3 months
Executive Vice President, General Counsel and Secretary
John M. Watkins, Jr.	2-22-02	41,250	$23.80	$42.75	$23.80	8 years, 3 months
Senior Vice President, Chief Information Officer
Izak Bencuya	2-22-02	87,302	$23.80	$42.75	$23.80	8 years, 3 months
Senior Vice President and General Manager, Discrete Products

			Market Price			Length of
		Number of Shares	of Stock at	Exercise	Exercise	Original Option
		Underlying	Time of	Price of	Price of	Term Remaining
Name and Position		Replacement	Replacement	Cancelled	Replacement	at Date of
of Executive Officer	Date	Option Grants(1)	Grants	Options	Options	Replacement Grant

Ernesto J. D’Escoubet	2-22-02	43,651	$23.80	$42.75	$23.80	8 years, 3 months
Senior Vice President and Chief Technology Officer
D.J. Kim	2-22-02	43,651	$23.80	$42.75	$23.80	8 years, 3 months
Senior Vice President, Power Discrete Products

(1)	The number of shares underlying replacement options, which have an exercise price of $23.80, equaled 55% of the number of shares underlying cancelled options, which had an exercise price of $42.75. For example, Mr. Pond agreed to cancel 1,058,202 options in exchange for 582,011 replacement options. See the discussion above.

     In accordance with SEC regulations, the foregoing report on the option cancellation and replacement grant program is provided by the compensation committee.

PAUL C. SCHORR IV, Chairman
CHARLES M. CLOUGH
RONALD W. SHELLY
WILLIAM N. STOUT

Options Exercised During Last Fiscal Year and Option Values at End of Last Fiscal Year

      The following table provides information about option exercises during 2002, and the number and value of stock options held at the end of 2002, by the executive officers named in the Summary Compensation Table.

			Number of Shares		Net Value of
			Underlying Unexercised		Unexercised In-the-Money
	Shares		Options at Year-End		Options at Year-End(1)
	Acquired On	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Kirk P. Pond	0	—	426,402	1,301,009	—	—
Joseph R. Martin	0	—	195,841	980,566	—	—
Daniel E. Boxer	0	—	120,419	491,685	—	—
Hans Wildenberg	22,000	$264,444	22,000	146,800	—	—
John M. Watkins, Jr.	0	—	47,000	116,550	—	—

(1)	None of the reported options were in-the-money at year-end.

Securities Authorized for Issuance Under Equity Compensation Programs

      The following table provides information about the number of stock options outstanding and authorized for issuance under all equity compensation plans of the company on December 29, 2002. The notes under the table provide important additional information.

			Number of shares
	Number of shares		remaining available
	of common stock		for future issuance
	issuable upon the		at year-end
	exercise of	Weighted-average	(excluding shares
	outstanding	exercise price of	underlying
	options(1)	outstanding options	outstanding options)

Equity compensation plans approved by stockholders(2)	6,639,568	$15.78	69,842
Equity compensation plans not approved by stockholders(3)	14,880,348	$22.62	621,540 (4)

Total	21,519,916	$20.41	691,382

(1)	Other than as described here, the company had no warrants or rights outstanding or available for issuance under any equity compensation plan at December 29, 2002.

(2)	Options outstanding include 1,601,827 options under the 2000 Executive Stock Option Plan (executive plan), which was approved by stockholders in 2000, and 5,037,741 options under the Fairchild Semiconductor Restated Stock Option Plan (broadly-based plan), which were approved by stockholders prior to our initial public offering in 1999. Options remaining available for grant include options under the executive plan only.

(3)	Reflects options under the broadly-based plan other than those described in Note 2.

(4)	The board of directors has approved options or other awards covering an additional 3,626,956 shares under the broadly-based plan.

      The material terms of the executive plan and the broadly-based plan are described in Note 7 to the company’s consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 29, 2002, and each plan is filed with the SEC as an exhibit to that annual report.

Report of the Compensation Committee

      The role of the compensation committee of the board of directors is to design, establish, recommend, oversee and direct the company’s executive and key employee compensation policies and programs and to recommend to the board of directors compensation for executive officers. In carrying out this role, we believe it is important to align executive and key employee compensation with company values and objectives, business strategies, management initiatives, business financial performance and increased stockholder value.

      The following is a summary of policies which the committee analyzed in determining the compensation for the officers of the company in 2002. In general, the committee has followed the same general policies in 2003, although there have been important changes in the policies used to determine equity-based compensation, as further discussed below.

      Compensation Philosophy. The committee intends to apply a consistent philosophy to compensation for all employees, including executive officers, which is based on the premise that the achievements of the company result from the coordinated efforts of all individuals working toward common objectives. The company strives to achieve those objectives by meeting the expectations of customers and stockholders.

      Under the supervision of the compensation committee, the company has developed a compensation policy that is designed to:

1.	Attract and retain qualified senior executives, especially those who have been key to the company’s success to date;

2.	Reward executives for actions that result in the long-term enhancement of stockholder value; and

3.	Reward results with respect to the financial and operational goals of the company.

      The guiding principle of the committee is to establish a compensation program that aligns executive compensation with the company’s objectives and business strategies as well as with operational and financial performance in order to drive improvement in stockholder value. Accordingly, each executive officer’s compensation package is comprised of three elements: (a) base salary which reflects an individual’s responsibilities, performance and expertise and is designed to be competitive with salary levels in effect at high-technology companies of the same size; (b) annual cash bonuses tied to the company’s achievement of specified financial goals; and (c) stock options or other equity-based awards which strengthen the alignment of interests between the executive officers and the company’s stockholders.

      Base Salary. The company establishes salaries for the chief executive officer and other officers and key employees on the basis of personal performance, consultation with executive compensation experts and by reviewing available data, including published salary surveys and data from information filed with the SEC regarding compensation of officers of comparably sized semiconductor and high-technology companies. The committee has reviewed the base salaries of the executive officers for 2002 and is of the opinion that such salaries are in line with those paid by comparable high-technology companies.

      Annual Cash Bonuses. Under the company’s Executive Officer Incentive Plan, executive officers and key employees can earn an annual bonus of between 40% and 90% of base salary (the “target amount”) if the company achieves target financial performance goals established for each fiscal year. Exceeding the financial targets can result in bonuses of up to 200% of the target amount.

      Equity-Based Compensation. The company has granted stock options to provide long-term incentives for executive officers and key employees. Option grants are designed to align the interests of officers and employees with those of the stockholders and to provide each individual with a significant incentive to manage the company from the perspective of an owner and to remain employed by the company. The number of shares subject to each option grant is based on the recipient’s level of responsibility and relative position within the company as well as a review of grants to similar executives in similar positions in comparable companies. Following a review of the company’s equity compensation program, which included the recommendations of independent consultants retained by and reporting to the committee, the committee recently recommended to the board that the company utilize alternative methods of delivering equity-based compensation awards, including awards of restricted stock, deferred stock units and stock appreciation rights. The committee believes that such alternative types of awards can help to enhance the long-term retention and incentive effects of equity awards.

      Compensation of the CEO and Extension of His Contract. The compensation committee also approved the amended employment agreement for Kirk P. Pond, the company’s founding chairman, president and CEO (the amended agreement’s terms are described under “Employment Agreements” below). The committee was advised by independent compensation consultants, reporting directly to the committee, regarding the level and type of compensation, and based on that advice believes the terms of the amended agreement to be reasonable and in line with similar compensation packages for chief executive officers of similarly situated companies. The compensation committee believes that securing Mr. Pond’s service for four additional years is a critical component of the company’s plan to ensure consistent executive leadership and development of new executive talent. Mr. Pond was vital in founding the company, developed and successfully launched the multi-market semiconductor business model, and has provided outstanding leadership during the “up” portion of our business cycle as well as during very difficult industry conditions in the past two years. The committee believes that Mr. Pond’s continued service and guidance are essential to ensure a successful and orderly long-term management development and transition program, which the committee believes will position the company well for the next phase of its growth. In addition, the committee has reviewed the base salary of Mr. Pond for 2002 and is of the opinion that his salary was in line with salaries paid to the CEOs of comparable high-technology companies.

      Deductibility of Compensation. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the compensation committee considers, among other factors, the possible tax consequences to the company and to the executives. However, tax consequences, including but not limited to tax deductibility by the company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the compensation committee or the company. In addition, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the compensation committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The compensation committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

      Conclusion. The committee believes it has designed a compensation program that is competitive with the overall semiconductor industry and is appropriately aligned with the company’s financial goals and targeted stockholder returns.

COMPENSATION COMMITTEE

PAUL C. SCHORR IV, Chairman

CHARLES M. CLOUGH
RONALD W. SHELLY
WILLIAM N. STOUT

Employment Agreements

      The following are summaries of the principal terms of employment agreements between the company and its executive officers. All of the agreements are filed with the Securities and Exchange Commission as exhibits to the company’s annual report on Form 10-K for the year ended December 29, 2002. Our SEC filings are available on the SEC’s web site at http://www.sec.gov, or you can click on “SEC Filings” in the Investor Relations section of the company’s web site at http://www.fairchildsemi.com. The following summaries are subject to and qualified by the full text of those filed agreements.

      Agreement with CEO Kirk P. Pond. The company entered into an employment agreement with Kirk P. Pond, Chairman, President and Chief Executive Officer, effective March 11, 2000. The initial term of that agreement had a three-year term, and it has recently been extended as discussed below.

      Under the agreement, Mr. Pond’s base annual salary is $660,000 or such higher salary as the compensation committee determines. (Despite this employment agreement, Mr. Pond agreed to reduce his salary by 10% as part of a cost-saving program implemented in 2001.) Mr. Pond’s annual incentive target amount under the company’s Executive Officer Incentive Plan is 90% of his base salary (actual bonus amounts range from 0% to 200% of the target amount, depending on whether the company achieves or exceeds pre-established financial performance goals). The agreement also provides that Mr. Pond may be considered for competitive, incentive and compensation plan-based compensation under broad-based compensation, option and benefit plans after 2001. Under the agreement, Mr. Pond is entitled to health coverage for himself and his family until the later of his or his spouse’s death, and he is entitled to life insurance coverage with a face value of $1.5 million on his life until his death. In addition, the agreement provides that, if Mr. Pond retires after the initial term of the agreement, all of his options granted under any company stock option plan will vest and he may continue to exercise such options for their full term. Mr. Pond agrees not to compete with the company during the term of the agreement and for a period following termination of employment equal to the greater of 12 months or the time remaining in the initial term of the agreement at the time of termination.

      The agreement also provides for severance pay equal to three times Mr. Pond’s base salary and target annual bonus amount if he is terminated without cause by the company or resigns for “good reason” (as such terms are defined in the agreement) and, in such events, all of Mr. Pond’s options under the company’s option plans become fully exercisable for their remaining term. If a change in control of the company occurs, Mr. Pond is entitled to accelerated vesting of his options unless the change in control is initiated by the company and he remains employed in the same position after the change in control. The agreement also provides for tax restoration payments to the extent any of the cash or equity severance benefits are subject to an excise tax imposed on certain payments made in connection with a change in control under the Internal Revenue Code.

      The company and Mr. Pond have agreed to amend the agreement to extend the term and add the following provisions. Under the amended agreement, Mr. Pond agrees to remain employed as President, CEO and Chairman of the Board of Directors for two additional years (until March 11, 2005), and to remain as a consultant to the company for a further two years (until March 11, 2007). During the first year of the consulting period, the agreement provides that Mr. Pond provide consulting services to the company for approximately 20 hours per week, and serve as non-executive chairman of the board. During the second year of the consulting period, the agreement contemplates that Mr. Pond would remain a member of the board of directors and provide consulting services in connection with the company’s customer relationships, mergers and acquisitions, and as otherwise reasonably requested by the board of directors. Through March 11, 2005, all of the terms of Mr. Pond’s initial employment agreement will remain in full force and effect. During the consulting period, the company agrees to pay Mr. Pond base compensation of $660,000 per year. During the first year of the consulting period, Mr. Pond will be eligible for an annual bonus at a target of 50% of his target annual bonus for the preceding year. If the company terminates Mr. Pond’s consultancy without cause or because of his death or disability, the company must continue to pay Mr. Pond base compensation for the remainder of the consulting term.

      Grant of Deferred Stock Units to Mr. Pond. Under the terms of Mr. Pond’s amended agreement, Mr. Pond received a grant of 325,000 deferred stock units (DSUs) on the date of the agreement. Subject to the vesting and other terms of the grant, the DSUs entitle Mr. Pond to receive 325,000 shares of the company’s common stock on the settlement date described below.

Vesting of Units. The vesting provisions of the grant are designed to ensure that Mr. Pond either remains with the company for the full employment and consulting terms of his agreement, or succeeds in identifying, and transitioning to, a new CEO during that period. Accordingly, the deferred stock units will vest in full at the end of the four-year term, if Mr. Pond remains in service through the term, and will vest on an accelerated basis in installments based on the achievement of succession milestones — appointment of a new chief operating officer (82,500 units) and appointment of a new CEO (162,500 units).

Settlement of Vested Units. Shares of common stock representing vested units would be delivered to Mr. Pond on the earlier of (a) Mr. Pond’s 62nd birthday or (b) if Mr. Pond is 61 or older, the date on which the average of high and low selling prices of our common stock reaches a specified target amount set forth in the agreement for 20 days during any period of 30 consecutive trading days. Settlement of vested units would also occur upon Mr. Pond’s death or upon a change in control of the company (as defined in his employment agreement). The settlement of any units that vest after any of the above settlement dates would occur immediately following the applicable vesting event.

Termination of Employment. Upon termination of Mr. Pond’s employment by reason of Mr. Pond’s death or disability, or by the company other than for cause at any time following the 18-month period after the date of the agreement, all of the DSUs will vest. Upon Mr. Pond’s termination of employment other than for death, disability or cause during the 18 month period immediately following the date of the agreement, 162,500 DSUs (or such lesser number of DSUs outstanding at the time) will vest and the remaining unvested DSUs will be forfeited. In the event that Mr. Pond retires after March 11, 2005, 81,250 DSUs will vest and the remaining unvested DSUs will be forfeited.

Dividend Equivalents. Mr. Pond will receive dividend equivalents with respect to vested DSUs that would have been payable on an equivalent number of shares of the company’s common stock. With respect to unvested DSUs, dividend equivalents will be credited to a book-entry account maintained for Mr. Pond’s benefit, which will be payable upon the vesting date of the DSUs.

      Joseph R. Martin and Daniel E. Boxer. The company also entered into agreements with Joseph R. Martin, Vice Chairman of the Board of Directors, Executive Vice President and Chief Financial Officer, and Daniel E. Boxer, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, effective March 11, 2000. On November 20, 2002, the terms of these agreements were extended to at least March 11, 2004, as further described below. Under the respective agreements, Mr. Martin’s base annual salary is $400,000 and Mr. Boxer’s base annual salary is $370,000 or, in each case, such higher salary as the compensation committee determines. (Each executive, despite his employment agreement, agreed to reduce his salary by 10% as part of a cost-saving program implemented in 2001.) Mr. Martin’s annual incentive target amount under the company’s Executive Officer Incentive Plan is 70% of his base salary and Mr. Boxer’s target amount is 60% of his base salary (actual bonus amounts range from 0% to 200% of the target amount, depending on whether the company achieves or exceeds pre-established financial performance goals). Each agreement provides that, beginning in 2001, the executive may be considered for competitive, incentive and compensation plan based compensation under broad-based compensation, option and benefit plans to ensure that the executive’s long term incentives remain competitive.

      The agreements provide that if the executive retires after the initial three year term, he is entitled to health coverage for himself and his family until the later of his or his spouse’s death. The agreement with Mr. Martin also provides that if he retires after the initial three-year term, he is entitled to life insurance coverage with a face value of $1.5 million on his life until his death. Each of the agreements provides that, if the executive retires after the initial term of the agreement, all of his options granted under any company stock option plan will vest and he may continue to exercise such options for their full term. Each agreement also provides that the executive cannot compete with the company during the term of the agreement and for a period following termination of employment equal to the greater of 12 months or the time remaining in the initial term of the agreement at the time of termination.

      Each agreement also provides for severance pay equal to three times (for Martin) or two times (for Mr. Boxer) the executive’s base salary and target annual bonus amount if the executive is terminated without cause by the company or resigns for “good reason” (as such terms are defined in the agreements) and, in such events, all of the executive’s options under the company’s option plans become fully exercisable for their remaining term. If a change in control of the company occurs, the executive is entitled to accelerated vesting of his options unless the change in control is initiated by the company and the executive remains employed in the same position after the change in control. The agreement with Mr. Martin also provides for tax restoration payments to the extent any of the cash or equity severance benefits are subject to an excise tax imposed under the Internal Revenue Code.

      On November 20, 2002, the company and Mr. Martin and Mr. Boxer agreed to extend their agreements on substantially identical terms until March 11, 2004. Each agreement provides that the company and the executive may negotiate additional terms of service as an employee or as a consultant following the renewal term. Each agreement also contemplates that, in the event of any appointments of successors to any of the executive’s duties, the executive would continue to be employed by the company for the remainder of the extended term (and any subsequent renewal period) as a member of the company’s executive committee reporting directly to the CEO. Under the amended agreements, on November 20, 2002, the company granted options to purchase 200,000 shares of common stock to Mr. Martin and options to purchase 100,000 shares of common stock to Mr. Boxer, in lieu of their right to receive grants under the principal employee option grants to be made in 2003 (they remain eligible for other grants in 2003). These options have an exercise price of $13.97 per share, and vest in 25% increments on each of the first four anniversaries of the grant date, or earlier upon the executive’s retirement.

      Hans Wildenberg and John M. Watkins, Jr. Under an employment letter agreement between the company and John M. Watkins, Jr., under which Mr. Watkins joined the company in 2000, the company agreed to pay Mr. Watkins an initial base salary of $275,000 per year. Mr. Watkins’ initial annual incentive target amount under the company’s Executive Officer Incentive Plan was 40% of his base salary (actual bonus amounts range from 0% to 200% of the target amount, depending on whether the company achieves or exceeds pre-established financial performance goals). The agreement also provided for a one-time sign-on bonus of $125,000, net of taxes. The company also agreed that the minimum bonus amount for 2001 and 2002 would be

$190,000. The agreement provided for a grant of 30,000 restricted shares, vesting over two years following the date of hire, and for a grant of options to purchase 50,000 shares of common stock, vesting over four years following the date of hire and with an exercise price equal to the fair market value of the common stock on the date of hire. The letter agreement also provided for standard relocation and other employee benefits.

      Under an employment letter agreement between the company and Hans Wildenberg, under which Mr. Wildenberg joined the company in 2001, the company agreed to pay Mr. Wildenberg an initial base salary of $340,000 per year. Mr. Wildenberg’s initial annual incentive target amount under the company’s Executive Officer Incentive Plan was 60% of his base salary (actual bonus amounts range from 0% to 200% of the target amount, depending on whether the company achieves or exceeds pre-established financial performance goals). The agreement also provided for a one-time sign-on bonus of $150,000, net of taxes. The agreement provided for a grant of 20,000 restricted shares, vesting over three years following the date of hire, and for a grant of options to purchase 88,000 shares of common stock, vesting over three years following the date of hire and with an exercise price equal to the fair market value of the common stock on the date of hire. The letter agreement also provided for standard relocation and other employee benefits.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

      Court Square Capital Limited, an indirect wholly owned subsidiary of Citigroup Inc., and its affiliate together owned approximately 15.1% of Fairchild Semiconductor’s outstanding capital stock as of December 29, 2002. Citigroup Venture Capital Equity Partners, also an indirect wholly owned subsidiary of Citigroup Inc., indirectly owns an interest in ChipPAC, Inc. Paul C. Schorr IV, who is employed by Citigroup Venture Capital Equity Partners, is a member of the Fairchild Semiconductor board of directors and the ChipPAC board of directors. Fairchild Semiconductor subcontracts a portion of its assembly and test manufacturing operations to ChipPAC.

      In May and June, 2002, we completed a follow-on public stock offering in which the company sold 16,219,196 shares of newly issued common stock (including shares sold following the exercise of the underwriters’ over-allotment option) and Court Square Capital Limited sold 6,000,000 existing shares. Salomon Smith Barney, an affiliate of Citigroup Inc., was co-lead managing underwriter for that offering.

      In connection with the company’s acquisition of QT Optoelectronics, Inc. in May 2000, Stephen C. Sherman, President and Chief Executive Officer of that company, received a loan of $1,308,244 from QT Optoelectronics to fund federal and state income tax withholding obligations incurred as a result of his exercise of options to purchase QT Optoelectronics common stock immediately before the acquisition. As a result of the acquisition, QT Optoelectronics became an indirect wholly owned subsidiary of the company. Under its original terms, the loan bore interest at a 6.5% annual rate and was required to be repaid in full on or before November 28, 2001 or earlier if Mr. Sherman’s employment were to have terminated for any reason other than his death or permanent disability. Following the reorganization of the company’s optoelectronics group into the analog and mixed signal products group in 2001, and in connection with agreements with Mr. Sherman relating to his termination of employment as a result of the reorganization, the company cancelled Mr. Sherman’s loan and accrued interest effective in July 2002. The company recorded compensation expense of $1,439,136 during 2001 in connection with the loan forgiveness.

      On July 23, 2002, the company and John M. Watkins, Jr., Senior Vice President and Chief Information Officer, agreed to extend and modify the terms of existing loans that were made to Mr. Watkins in connection with his employment by the company in 2000. The original loans bore interest at a rate of 6.5% per year and were to have been repaid in April 2002 or earlier if Mr. Watkins’ employment were to have terminated for any reason. Under the modified terms, one of the loans, made to fund federal and state income tax withholding obligations resulting from a grant of restricted stock to Mr. Watkins when he joined the company, will be forgiven (with accrued interest to the date of forgiveness), and the company will pay taxes associated with such forgiveness, if Mr. Watkins remains employed by the company on July 23, 2004. The other loan, not related to the tax obligations, must be repaid by Mr. Watkins on or before July 23, 2004. Including accrued interest to the date of the modifications, the principal amount of the tax-related loan is $529,782 and the principal amount of the other loan is $235,038. The modified loans bear interest at a rate of 4.75% per year.

STOCK OWNERSHIP BY 5% STOCKHOLDERS,

DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

      The following table provides stock ownership information for each stockholder known to the company to beneficially own 5% or more of our common stock, for each director, for each executive officer named in the Summary Compensation Table above and for all directors and executive officers (including those not named in the Summary Compensation Table) as a group. Figures are based on beneficial ownership and the number of shares outstanding as of December 29, 2002.

		% of
	Number of	Common Stock
	Shares	Outstanding

Court Square Capital Limited(1)	17,665,636	15.1%
c/o Citigroup Venture Capital Equity Partners 399 Park Avenue, 14th Floor New York, NY 10022
FMR Corp.(1)	15,294,605	13.1%
82 Devonshire Street Boston, MA 02109
Wellington Management Company LLP(1)	6,331,470	5.4%
75 State Street Boston, MA 02109
Mellon Financial Corporation(1)	5,943,705	5.1%
One Mellon Center Pittsburgh, PA 15258
Kirk P. Pond(2)	1,380,421	1.2%
Joseph R. Martin(2)	824,896	*
Daniel E. Boxer(2)	419,326	*
Hans Wildenberg(2)	45,340	*
John M. Watkins, Jr.(2)	79,728	*
Charles P. Carinalli(2)	20,000	*
Richard M. Cashin, Jr.(2)(3)	894,931	*
Charles M. Clough(2)	7,000	*
Paul C. Schorr IV(2)(4)	68,721	*
Ronald W. Shelly(2)	29,600	*
William N. Stout(2)	49,546	*
All directors and executive officers as a group (18 persons)(2)(3)(4)	4,583,113	3.9%

*	Less than 1%

(1)	Includes shares held by affiliates, as defined by Securities and Exchange Commission regulations. Information is based on the respective stockholder’s reports of ownership filed with the SEC.

(2)	Shares reported include those underlying options to purchase common stock that were exercisable on December 29, 2002 or within 60 days after that date, in the following amounts:

Name	Number of Options

Mr. Pond	426,402
Mr. Martin	195,841
Mr. Boxer	120,419
Mr. Wildenberg	22,000
Mr. Watkins	47,000
Mr. Carinalli	20,000

Name	Number of Options

Mr. Cashin	29,600
Mr. Clough	7,000
Mr. Schorr	29,600
Mr. Shelly	29,600
Mr. Stout	29,600
All directors and executive officers as a group (18 persons)	1,344,069

(3)	622,000 of these shares are subject to a forward sale contract between Mr. Cashin and an unaffiliated third party, pursuant to which Mr. Cashin received a cash payment on or about February 22, 2002 in exchange for a promise to deliver 311,000 of the shares (or cash) on February 22, 2004 and 311,000 shares (or cash) on February 22, 2005.

(4)	Does not include shares held by Court Square Capital Limited and affiliates. Paul C. Schorr IV, one of the company’s directors, is Managing Director of Citigroup Venture Capital Equity Partners, an affiliate of Court Square Capital. As a result of this affiliation, Mr. Schorr may be deemed to beneficially own the shares beneficially owned by Court Square Capital. Mr. Schorr disclaims beneficial ownership of the shares held by Court Square Capital.

STOCKHOLDER RETURN PERFORMANCE

      The following graph compares the percentage change in cumulative total stockholder return on the company’s common stock against the cumulative total return of the Standard & Poor’s 500 Index and the Philadelphia Stock Exchange Semiconductor Index from August 4, 1999, the first day our common stock was traded on the New York Stock Exchange, to December 27, 2002, the last trading day in our fiscal year ended December 29, 2002. Cumulative total return to stockholders is measured by dividing (1) the sum of total dividends for the period (assuming dividend reinvestment) and the per-share price change for the period by (2) the share price at the beginning of the period. The graph assumes that investments of $100 were made on August 4, 1999 in our common stock and in each of the indexes.

COMPLIANCE WITH SECTION 16(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors and executive officers, and persons who own 10% or more of the company’s Class A Common Stock, to file reports of ownership and changes in ownership of the Class A Common Stock and other equity securities of the company with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and 10% stockholders are required by SEC regulations to furnish the company with copies of all forms they file under Section 16(a). Based solely on its review of the copies of such forms received by the company, we believe that all officers, directors and 10% stockholders have complied with all applicable Section 16(a) filing requirements, except that the report of the entry by Mr. Cashin, a director, into a forward sales contract, and reports by Mr. Cashin of charitable contributions and a sale of 301 shares, were inadvertently filed after the applicable filing deadlines.

INDEPENDENT PUBLIC AUDITORS

      Since 1997, the company has retained KPMG LLP as its independent auditors and it intends to retain KPMG for the current year ending December 28, 2003. Representatives of KPMG are expected to be present at the annual meeting of stockholders, where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Disclosure of Auditor Fees

      The following table shows the fees billed to Fairchild Semiconductor by KPMG during the year ended December 29, 2002 and the year ended December 30, 2001:

Type of Fee	2002	2001

Audit Fees — fees for KPMG’s audit of the company’s annual financial statements and its review of financial statements included in our quarterly reports on Forms 10-Q	$605,800	$728,810
Audit-Related Fees — fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and not reported under “Audit Fees”, including comfort letters in connection with securities offerings	$197,790	$290,988
Tax Fees — fees for professional services related to tax compliance, tax advice or tax planning, primarily for non-U.S. locations	$27,500	$26,269
All Other Fees — fees paid by the company to KPMG other than as reported above	$365,391	$449,391

2004 STOCKHOLDER PROPOSALS

      In the event that a stockholder desires to have a proposal included in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2004, the proposal must be received by the company in writing on or before November 27, 2003, by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission and the laws of the State of Delaware. Stockholder proposals may be mailed to

Corporate Secretary
Fairchild Semiconductor International, Inc.
82 Running Hill Road
South Portland, ME 04106

      Our bylaws require that any stockholder wishing to make a nomination for director, or wishing to introduce a proposal or other business, at the 2004 annual meeting of stockholders must give the company at least 60 days advance written notice, and that notice must meet certain requirements set forth in the bylaws.

Stockholders may request a copy of the bylaws from the corporate secretary by writing to the above address. In addition, if the company does not have notice of a matter raised at the meeting by February 10, 2004, then proxies given in connection with that meeting will confer discretionary authority on the holders of those proxies to vote on that matter.

COSTS OF SOLICITING PROXIES

      The company is paying all costs to prepare, assemble and mail the notice of annual meeting, proxy statement and proxy card. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the company, without additional compensation, in person, by telephone or e-mail. In addition, the company has retained Georgeson Shareholder Communications, Inc. to assist in the distribution of proxy materials and the solicitation of proxies, for a fee of $8,000 plus out-of-pocket expenses and additional fees for follow-up contacts. Fairchild Semiconductor will reimburse brokerage firms and other nominee holders for their expenses in forwarding proxy material to beneficial owners of the company’s common stock.

      Multiple Stockholders Sharing the Same Address. To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling the office of the corporate secretary at (207) 775-8100 or by writing to Fairchild Semiconductor International, Inc., 82 Running Hill Road, South Portland, ME 04106, Attn: Corporate Secretary. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the number or address given above.

Exhibit A

SECOND RESTATED CERTIFICATE OF INCORPORATION

of
FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

      1. Name. The name of the Corporation is Fairchild Semiconductor International, Inc.

      2. Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

      3. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

      4. [This section, which effected a reclassification in 1999, no longer has any operation or effect and would be omitted from the Second Restated Certificate of Incorporation.]

[If Proposals 2 and 3 are approved by stockholders, then the first paragraph of Section 5 would be replaced with the following:]

      5. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is 340,100,000 shares, divided into two classes consisting of 100,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”); and 340,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”). Shares of stock of the Corporation designated as “Class A Common Stock, par value $.01 per share” and outstanding before the time of effectiveness of this paragraph shall be deemed shares of “Common Stock” as of and following such time for all purposes, and holders thereof shall be entitled to all of the rights and privileges to which holders of Common Stock are entitled. Any security of the Corporation that was outstanding before the time of effectiveness of this paragraph and that was convertible into or exercisable for shares designated as “Class A Common Stock” shall be convertible or exercisable for shares of Common Stock to the same extent as it was exercisable or convertible for shares of such Class A Common Stock.

[If Proposal 2 is not approved by stockholders and Proposal 3 is approved by stockholders, then the first paragraph of Section 5 would be replaced with the following:]

      5. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is 680,100,000 shares, divided into three classes consisting of 100,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”); 340,000,000 shares of Class A Common Stock, par value $.01 per share (“Class A Common Stock”); and 340,000,000 shares of Class B Common Stock, par value $.01 per share (“Class B Common Stock”). Class A Common Stock and Class B Common Stock are hereinafter sometimes individually or collectively referred to as “Common Stock.”

      The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

A. PREFERRED STOCK.

(a) Subject to Section 9 below, the board of directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the board of directors (as such resolutions may be amended by a resolution or resolutions subsequently adopted by the board of directors), and as are not stated and expressed in this Restated Certificate of Incorporation including, but not limited to, determination of any of the following:

i. The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

ii. The dividend rate and the times of payment of dividends on the shares of the series, whether dividends will be cumulative, and if so, from what date or dates;

iii. The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

iv. Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

v. Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

vi. The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

vii. Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

viii. Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

ix. Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

(b) Dividends. Holders of Preferred Stock shall be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment thereof, dividends at the rates fixed by the board of directors for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Stock with respect to the same dividend period.

(c) Preference on Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock will be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends will have been determined by the board of directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Stock. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the series of Preferred Stock. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph except to the extent specifically provided for herein.

(d) Redemption. The Corporation, at the option of the board of directors, may redeem all or part of the shares of any series of Preferred Stock on the terms and conditions fixed for such series.

(e) Voting Rights. Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the board of directors as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meeting of stockholders.

[If Proposal 2 is approved by stockholders, portions of the following Section 5.B shown as struck-through text would be deleted and portions shown as underlined text would be added. If Proposal 2 is not approved by stockholders, such struck-through portions would not be changed, and the underlined portions would not be added.]

B. ~~CLASS A AND CLASS B~~ COMMON STOCK

      ~~Except as otherwise provided herein, all~~ All shares of ~~Class A Common Stock and Class B~~ Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

(a) Dividends. Holders of Common Stock shall be entitled to receive ratably on a per share basis such dividends as may be declared by the board of directors~~., provided that if dividends are declared which are payable in shares of Class A Common Stock or Class B Common Stock, dividends shall be declared which are payable at the same rate on each class of Common Stock and the dividends payable in shares of Class A Common Stock shall be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock shall be payable to holders of Class B Common Stock.~~

~~(b) Conversion. Each record holder of Class A Common Stock will be entitled to convert any or all of such holder’s Class A Common Stock into the same number of shares of Class B Common Stock and each record holder of Class B Common Stock will be entitled to convert any or all of the shares of such holder’s Class B Common Stock into the same number of shares of Class A Common Stock; provided, however, that at the time of conversion of shares of Class B Common Stock into shares of Class A Common Stock such holder certifies to the Corporation in writing that such holder would be permitted, pursuant to applicable law, to hold the total number of shares of Class A Common Stock which such holder would hold after giving effect to such conversion.~~

~~Each conversion of shares of one class of Common Stock into shares of another class of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares that any such holder desires to convert into the other class of Common Stock. Such conversion shall be deemed to have been effected immediately upon the receipt of the written notice by the Corporation if the notice so provides, or otherwise as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted class of Common Stock shall cease and the Person or Persons in whose name or names the certificate or certificates for shares of the other class of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of such other class of Common Stock represented thereby.~~

~~Promptly after such surrender and the receipt by the Corporation of the written notice from the holder hereinbefore referred to, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates for the other class of Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with~~

~~such conversion but which were not converted. The issuance of certificates for the other class of Common Stock upon conversion shall be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer taxes) in respect thereof or other cost incurred by the Corporation in connection with such conversion.~~

~~(c) Transfers. The Corporation shall not close its books against the transfer of any share of Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of the other class of Common Stock, in any manner that would interfere with the timely conversion of such shares of Common Stock.~~

~~(d) Subdivision and Combinations of Shares. If the Corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined.~~

~~(e) Reservation of Shares for Conversion. So long as any shares of any class of Common Stock are outstanding, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock (or any shares of Class A Common Stock or Class B Common Stock which are held as treasury shares), the number of shares sufficient for issuance upon conversion of the outstanding shares of Common Stock.~~

~~(f)~~(b) Distribution of Assets. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders.

~~(g)~~(c) Voting Rights. The holders of ~~Class A~~ Common Stock shall have the general right to vote for all purposes as provided by law. Each holder of ~~Class A~~ Common Stock shall be entitled (i) at all elections of directors, to as many votes as shall equal the number of shares of ~~Class A~~ Common Stock held by such holder multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit, and (ii) to one vote for each share upon all other matters. ~~Except as otherwise required by law, the holders of Class B Common Stock shall have no voting rights.~~

~~(h) Merger, etc. In connection with any merger, consolidation, or recapitalization in which holders of Class A Common Stock generally receive, or are given the opportunity to receive, consideration for their shares, all holders of Class B Common Stock shall receive or be given the same opportunity to receive, as the case may be, the same form of consideration for their shares in the same amount per share as is received by holders of Class A Common Stock.~~

      6. Section 203 Not Applicable. The Corporation shall not be governed by the provisions of Section 203 of the DGCL.

      7. Board of Directors. The board of directors of the Corporation shall be comprised of not fewer than seven and not more than [nine members] [13 members, if Proposal 4 is approved], provided that if the death, incapacity or resignation of a director results in the board of directors being comprised of fewer than seven members, actions of the board of directors which are otherwise valid and taken between the time of such death, incapacity or resignation and the next meeting of stockholders at which a director is elected to fill such vacancy shall nevertheless be valid. Directors of the Corporation shall not be divided into classes. The term of each director shall expire at each annual meeting of stockholders. Elections of directors need not be by written ballot unless and except to the extent the bylaws of the Corporation shall so provide.

      8. Action By Stockholders In Lieu of a Meeting. Any action required by the DGCL to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting and shall be delivered to the Corporation by delivery to its registered office in Delaware, the Corporation’s principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand, certified or registered mail, return receipt requested or facsimile transmission.

      9. Classes of Stock; Series of Preferred Stock. The board of directors shall not have the authority to establish classes of capital stock of the Corporation. The board of directors shall have the authority to fix by resolution or resolutions any of the designations, powers, preferences, rights, qualifications, limitations, and restrictions of any series of Preferred Stock, provided, that such authority may be exercised only in connection with the approval or adoption of a Rights Plan (as defined in Section 10) in accordance with Section 10.

      10. Rights Plans. Without (i) the affirmative vote of the holders of at least a majority of the outstanding shares of Class A Common Stock or (ii) (A) if Sterling Holding Company, LLC (“Sterling”), Citicorp Venture Capital Ltd. (“CVC”) and their Affiliates (as defined in Section 13) Beneficially Own (as defined in Section 13) in the aggregate 15% or more of the outstanding Common Stock, the unanimous consent of the board of directors or (B) if Sterling, CVC and their Affiliates Beneficially Own in the aggregate less than 15% of the outstanding Common Stock, the consent of a majority of the board of directors, the Corporation shall not authorize or establish any Rights Plan. For purposes of this Restated Certificate of Incorporation, a “Rights Plan” shall mean any plan or arrangement of the sort commonly referred to as a “stockholder rights plan” or “shareholder rights plan” including, without limitation, any issuance of securities or other distribution to stockholders of the Corporation, whether or not pursuant to any plan, that includes conversion rights, exchange rights, warrants, options or any other rights of any kind, any of which would entitle the holders thereof to acquire, or provides for the holders thereof to receive, any securities of the Corporation either (i) at an exercise, option, conversion or exchange price that is less than the Fair Market Value (as defined below) of the underlying securities on the date of grant or (ii) at an exercise, option, conversion or exchange price that is determined by reference to the Fair Market Value of the underlying securities at the time of exercise and which either explicitly or implicitly by its terms would entitle the holders thereof to acquire, or provide for the holder thereof to receive, the underlying securities at a price other than the Fair Market Value of such securities on the date of grant. For purposes of this paragraph, “Fair Market Value” means (i) as to any class of securities traded on a national securities exchange or quoted on the recognized over-the-counter market, or any class of securities convertible by its terms into such securities, the last closing price on such exchange or last sale price so reported, in each case as to such traded or reported class of securities on the date nearest preceding the date of determination of the Fair Market Value and (ii) as to all other securities, the fair market value determined by the board of directors of the Corporation in the exercise of its good-faith and reasonable best judgment.

      11. Bylaws. In furtherance and not in limitation of the powers conferred by law, the board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein, subject to the powers of the stockholders of the Corporation to amend or repeal any bylaws adopted by the board of directors.

      12. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, to the fullest extent permitted by the DGCL, as it exists on the date hereof or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 12 or any adoption of any provision of this Certificate of Incorporation inconsistent with this Section 12 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal, modification or adoption.

      13. Amendment. Sections 6, 7, 8, 9, 10 and 13 of this Restated Certificate of Incorporation shall not be amended or repealed without the affirmative vote of the holders of at least 75% of the outstanding shares of Class A Common Stock, except that (i) after the occurrence of a Change of Control (as defined below), the affirmative vote of the holders of at least a majority of the shares of outstanding Class A Common Stock shall be required to amend or repeal such sections and (ii) after any transfer by Sterling, CVC or their respective Affiliates resulting in Sterling, CVC and their Affiliates being collectively the Beneficial Owner of less than 15% of the outstanding shares of Common Stock, then the affirmative vote of the holders of a majority of the shares of outstanding Class A Common Stock shall be required to amend or repeal such sections.

      As used herein, the following terms shall have the following meanings:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

“Beneficial Owner” and “Beneficially Own” when used with respect to any securities shall mean a Person that, individually or with or through any of its Affiliates,

A. is the beneficial owner of such securities, within the meanings ascribed to the term beneficial owner in Rule 13d-3 and Rule 13d-5 under the Exchange Act;

B. has (1) the right to acquire such securities (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, provided, however, that a Person shall not be deemed the Beneficial Owner of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase or exchange; or (2) the right to vote such securities pursuant to any agreement, arrangement or understanding, provided, however, that a Person shall not be deemed the Beneficial Owner of any securities because of such Person’s right to vote such securities if the agreement, arrangement or understanding to vote such securities arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

C. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of clause (B) of this definition), or disposing of such securities with any other Person that Beneficially Owns, or whose Affiliates Beneficially Own, directly or indirectly, such securities.

Securities that are “Beneficially Owned” by any Person shall mean all such securities of which such Person is the Beneficial Owner. The Corporation shall be permitted to conclusively rely upon its stock transfer ledger, public filings with regulatory agencies, such as Schedules 13D, or certificates of its stockholders in determining the Beneficial Ownership of any Person and its Affiliates.

“Change in Control” shall mean the acquisition by any Person and the Affiliates of such Person, other than Sterling, CVC or the executive officers of the Corporation and their Affiliates, of more than 40% of the shares of ~~Class A~~ Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect on the date that this Restated Certificate of Incorporation becomes effective.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity.

Exhibit B

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

(As Amended through November 20, 2002)

I. Audit Committee Purpose

      The audit committee is appointed by the board of directors to assist the board in fulfilling its oversight responsibilities. The audit committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the company’s financial reporting process and systems of internal controls regarding finance, accounting, legal compliance, ethics compliance and public disclosure relating to the foregoing.

•	Appoint and oversee the company’s independent auditors, who shall report directly to the audit committee. Approve all audit services and permitted nonaudit services to be performed by the independent auditors in accordance with applicable law. Determine the compensation received by the independent auditors, and review their independence and performance.

•	Monitor the company’s internal auditing function.

•	Facilitate communication among the independent auditors, management, the internal auditing function, and the board of directors.

•	Monitor compliance by the company and its directors, officers and employees with applicable law and company’s code of ethics.

      The audit committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The audit committee has the ability and authority to retain, at the company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

      The audit committee shall be comprised of three or more directors, as determined by the board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. Audit committee members shall meet the independence and other requirements of the New York Stock Exchange (NYSE), Section 10A of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (SEC). Director’s compensation (as disclosed by the company) shall be the sole remuneration for members of the audit committee, and no member of the committee may accept any additional consulting, advisory or other compensatory fee from the company. All members of the committee shall have a basic understanding of finance and accounting practices and be able to read and understand fundamental financial statements, and at least one member of the committee shall have accounting or related financial management expertise. To the extent committee members do not satisfy the definition of “financial expert” under applicable SEC regulations, the committee shall assist in the preparation of and shall approve any related public disclosures.

      Audit committee members shall be recommended for membership on the committee by the nominating and governance committee, and appointed to the committee by the full board of directors. If an audit committee chair is not designated or present, the members of the committee may designate a chair by majority vote of the committee membership.

      The committee shall meet at least four times annually. Meetings of the committee shall be conducted as the members shall decide. As part of its responsibility to foster open communication, the committee should meet regularly with management, a representative of the internal audit function or the company’s internal audit service provider, and the independent auditors, in separate executive sessions to discuss any matters that the committee or each of these groups believes should be discussed privately.

III. Audit Committee Responsibilities and Duties

Review Procedures

      1.     Review and reassess the adequacy of this charter at least annually. Submit the charter to the board of directors for approval and have the document published in the company’s annual proxy statement, on its web site and as otherwise required by SEC regulations or NYSE rules.

      2.     Review the company’s annual audited and quarterly unaudited financial statements, together with the accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and remainder of the related annual or quarterly report, prior to filing with the SEC. These reviews should include discussions with management and independent auditors of significant issues regarding the reported results, accounting principles, practices and judgments. The committee should be kept informed of and should discuss significant releases of financial information by the company, including periodic releases of financial results and forward-looking guidance.

      3.     In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the company’s financial reporting processes and controls. Discuss significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing function together with management’s responses.

      4.     Consider and approve, if appropriate, major changes to the Company’s accounting principles as suggested by the independent auditors, management, or the internal audit service provider and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The chair of the committee may represent the entire audit committee for purposes of this review.

Independent Auditors

      5.     The independent auditors are directly accountable to the audit committee. The audit committee shall review the independence and performance of the auditors and annually appoint the independent auditors, or discharge the auditors when circumstances warrant. The audit committee has the authority and responsibility to evaluate, select, oversee, compensate and, where appropriate, replace, the independent auditors. The committee shall ensure that the independent auditors’ engagement partner rotates at least every five years as required by law.

      6.     All audit services to be performed by the independent auditor shall be reviewed and approved by the committee. The committee shall not approve, and the independent auditors shall not provide, any non-audit services to the company or its subsidiaries, except for non-audit services (if permitted by applicable law, regulations, and accounting and stock exchange rules) that customarily are, and which reasonably can only be, provided by the independent auditor, such as comfort letters in connection with securities offerings and the like.

      7.     The audit committee shall resolve disagreements between the independent auditors and management regarding financial reporting in accordance with applicable law, rules and regulations.

      8.     On at least an annual basis, the committee should review and discuss with the independent auditors all relationships they have with the company that could impair the auditors’ independence.

      9.     Prior to filing the annual financial statements with the SEC, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to the audit committee in accordance with AICPA SAS 61.

      10. Consider the independent auditors’ judgments about the quality and appropriateness of the company’s accounting principles as applied in its financial reporting.

      11. On at least an annual basis the committee shall review with the independent auditors, including in executive sessions as the committee deems necessary or desirable, the company’s critical accounting policies, including alternative treatments, as well as the discussion of those policies in the company’s periodic reports.

      12. On at least an annual basis, the committee shall obtain and review a report by the independent auditors describing: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and (to assess the auditor’s independence) all relationships between the independent auditors and the company.

      13. Establish clear hiring policies for employees or former employees of the independent auditors, which comply with all applicable law.

Internal Audit and Legal Compliance

      14. Review and approve the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit function, as needed.

      15. Review and approve the appointment, performance, and replacement of the internal audit service provider.

      16. Review significant reports prepared by the internal audit service provider together with management’s response and follow-up to these reports. Review with the independent auditor or service provider any audit problems or difficulties and management’s response.

      17. Establish and maintain procedures to receive, retain and respond to complaints relating to the committee’s areas of responsibility, including but not limited to confidential or anonymous submissions by employees about questionable accounting practices.

      18. Meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent auditors.

      19. On at least an annual basis, review with the company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

      20. Annually prepare a report to stockholders for the annual proxy statement, as required by the SEC.

      21. Perform any other activities consistent with or as contemplated by this charter, the company’s bylaws, applicable law, NYSE rules or SEC regulations as the committee or the board deems necessary or appropriate.

      22. Maintain minutes of meetings and regularly report to the board of directors on significant results of the foregoing activities.

      23. Monitor compliance with the company’s Code of Ethical Conduct.

      24. Annually review the committee’s own performance.

Special Note on Audit Committee Responsibilities

      The audit committee is responsible for the duties set forth in this charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management is responsible for preparing the financial statements and implementing internal controls, and the independent accountants are responsible for auditing the financial statements and testing the effectiveness of the internal controls. The review of the financial statements by the audit committee is not of the same scope as the audit performed by the independent accountants. In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible in order to best react to a changing environment.

      Approved and adopted by the board of directors of the company on November 20, 2002.

FSC-PS-03

FAIRCHILD

SEMICONDUCTOR®

[1897-FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.] [FILE NAME: ZFCS12.ELX]

[VERSION-(1)] [03/08/03] [ORIG. 03/08/03]

DETACH HERE	ZFCS12

PROXY

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

82 RUNNING HILL ROAD, SOUTH PORTLAND, ME 04106

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 8, 2003

     The undersigned hereby appoints KIRK P. POND and DANIEL E. BOXER, or either of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all shares of Class A Common Stock of Fairchild Semiconductor International, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Company’s executive offices, 82 Running Hill Road, South Portland, Maine, on Thursday, May 8, 2003, at 9:30 a.m., local time, or at any adjournments thereof, with all the powers the undersigned would possess, including cumulative voting rights, if then and there personally present, upon the matters described in the notice of annual meeting of stockholders and proxy statement, dated March 26, 2003, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment.

     The nominees for election as directors are (01) Kirk P. Pond, (02) Joseph R. Martin, (03) Charles P. Carinalli, (04) Richard M. Cashin, Jr., (05) Charles M. Clough, (06) Paul C. Schorr IV, (07) Ronald W. Shelly, and (08) William N. Stout.

PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

SEE REVERSE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE
SIDE		SIDE

FAIRCHILD SEMICONDUCTOR
INTERNATIONAL, INC.
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

[1897-FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.] [FILE NAME: ZFCS12.ELX]

[VERSION-(1)] [03/08/03] [ORIG. 03/08/03]

DETACH HERE	ZFCS11

[X]   PLEASE MARK VOTES AS IN THIS EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

1.	Election of Directors
	NOMINEES:	(01) Kirk P. Pond, (02) Joseph R. Martin, (03) Charles P. Carinalli, (04) Richard M. Cashin, Jr., (05) Charles M. Clough, (06) Paul C. Schorr IV, (07) Ronald W. Shelly, (08) William N. Stout.

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES
[ ]	[ ]

[ ]
Withhold vote from the nominees that I/We have written on the above line or cumulate votes as I/We have instructed on the above line

2.	Proposal to amend the restated Certificate of Incorporation to eliminate non-voting Class B common stock and to rename Class A common stock as “Common Stock.”
	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	Proposal to amend the restated Certificate of Incorporation to increase the number of shares of common stock the Company is authorized to issue.
	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

4.	Proposal to amend the restated Certificate of Incorporation to increase the maximum size of the Board of Directors to 13 members.
	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears, when shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature: _______________________ Date: ________________ Signature: _______________________ Date: ________________